Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2009 (August 14, 2009 as to the effects of the retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, and the inclusion of Earnings Per Share information on the consolidated statements of operations and in Note 22, and October 19, 2009 as to the subsequent events disclosure in Note 23), relating to the consolidated financial statements and the related financial statement schedule of Dole Food Company, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards for noncontrolling interests, fair value measurements, uncertainty in income taxes, planned major maintenance activities and retirement benefits) appearing in the prospectus filed with the Securities and Exchange Commission on October 26, 2009 relating to the Registration Statement on Form S-1, as amended (Registration Statement No. 333-161345).
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
November 30, 2009